FIRST AMENDMENT
TO THE CIRCOR INTERNATIONAL, INC.
MANAGEMENT STOCK PURCHASE PLAN

(As Amended and Restated as of January 1, 2017)

WHEREAS, the stockholders of CIRCOR International, Inc. (the “Company”) approved the establishment of the 2019 CIRCOR International, Inc. Stock Option and Incentive Plan at its 2019 stockholders’ meeting on May 9, 2019;
WHEREAS, CIRCOR’S stockholders authorized the use of the share reserve under the 2019 Plan to grant restricted stock units in connection with the CIRCOR International, Inc. Management Stock Purchase Plan (the “Plan”); and
WHEREAS, the Company is authorized to take all necessary and appropriate actions to establish the 2019 Plan.
NOW THEREFORE, the Plan is hereby amended effective as of the date set forth below as follows:
1.    The last two sentences of Article I of the Plan are hereby deleted in its entirety and replaced with following:
“RSUs were granted under the Company’s Amended and Restated 1999 Stock Option and Incentive Plan with respect to amounts deferred under the Plan before April 30, 2014 and the 2014 Stock Option and Incentive Plan for amounts deferred under the Plan on and after April 30, 2014 but before May 9, 2019. RSUs granted after May 9, 2019 in connection with the Plan shall be charged against, and subject to, the CIRCOR International, Inc. Stock Option and Incentive Plan (the “2019 Incentive Plan”). All capitalized terms used herein shall have the same meaning as set forth in the 2019 Incentive Plan unless otherwise specified herein.”
2.    All other terms, conditions and provisions of the Plan remain unchanged and in full force and effect as provided for in the Plan.
Executed this 25th day of September, 2019 by a duly authorized officer of CIRCOR International, Inc.

CIRCOR INTERNATIONAL, INC.

By:	/s/ Kevin Chapman
Kevin Chapman
Secretary